Exhibit 5.2

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

January 25, 2006

Teva Pharmaceutical Industries Limited

5 Basel Street

Petach Tikvah 49131

Israel

Ladies and Gentlemen:

We have acted as special U.S. counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Company”), in connection with (i) the Teva Pharmaceutical Industries Limited 2005 Omnibus Long-Term Share Incentive Plan (the “2005 Plan”), (ii) Teva Pharmaceutical Industries Ltd. 2004 Stock Option Plan for Employees in Israel (the “2004 Teva Plan”), (iii) Teva Pharmaceutical Industries 2004 Incentive Compensation Plan (formerly the IVAX Corporation 2004 Incentive Compensation Plan) (the “2004 IVAX Plan”), (iv) Teva Pharmaceutical Industries 1997 Employee Stock Option Plan (formerly the IVAX Corporation 1997 Employee Stock Option Plan) (the “1997 Plan”), and (v) Teva Pharmaceutical Industries 1994 Stock Option Plan (formerly the IVAX Corporation 1994 Stock Option Plan) (the “1994 Plan”, and together with the 2005 Plan, the 2004 Teva Plan, the 2004 IVAX Plan, and the 1997 Plan, the “Plans”). The Company will assume the 2004 IVAX Plan, the 1997 Plan and the 1994 Plan and the outstanding awards under such plans, subject to the closing of the transaction described in the Agreement and Plan of Merger, by and among IVAX Corporation, the Company, Ivory Acquisition Sub, Inc. and Ivory Acquisition Sub II, Inc., dated July 25, 2005 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, the awards outstanding under the 2004 IVAX Plan, the 1997 Plan and 1994 Plan will be converted into options to purchase ADSs (as defined below). The Company is filing a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission to register the offering and sale of 67,874,317 ordinary shares, par value NIS 0.1 per share, of the Company (the “Shares”), to be issued under the Plans. The Shares may be represented by the Company’s American Depository Shares (“ADSs”) under the Amended and Restated Deposit Agreement, as amended, dated as of October 18, 2005 (the “Deposit Agreement”), among the Company, The Bank of New York, as depositary (the “Depositary”), and the holders from time to time of the Company’s ADSs. The Shares being registered are issuable to certain employees of the Company or its affiliates in connection with the grant of awards (“Awards”) or the exercise of options (the “Options”) granted or to be granted to such employees under the Plans (the “Awardholders”).

We have reviewed the Deposit Agreement and the American Depositary Receipts (“ADRs”) evidencing ADSs and have considered such aspects of New York law as we have deemed relevant for purposes of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and

Teva Pharmaceutical Industries Limited

January 25, 2006

the conformity to authentic originals of all documents submitted to us as copies. In addition, for purposes of our opinion, we assume the transaction described in the Merger Agreement will be consummated in accordance with its terms.

Subject to the qualifications set forth below, and based upon, and subject to, the foregoing, we are of the opinion that:

1.	The Deposit Agreement, assuming due authorization, execution and delivery by the Depositary and the Company, constitutes a legal, valid, binding and enforceable agreement of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.	Upon issuance by the Depositary of the ADRs evidencing ADSs, against the deposit of the duly and validly issued Shares in accordance with the provisions of the Deposit Agreement, the ADRs will be duly and validly issued and the persons in whose names such ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement.

3.	The ADSs, when sold or delivered to the Awardholders in accordance with the Plans and the Options or Awards granted thereunder, will entitle the holders of such ADSs to the rights specified in the Deposit Agreement.

We are members of the bar of the State of New York and do not express any opinion as to the laws of any other jurisdiction.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Shares, as represented by ADSs, pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP